EXHIBIT 5.1

[Frank J Hariton Letterhead]

August 29, 2013

CHINA SHOUGUAN MINING CORPORATION

Room 3207

New World Center

6009 Yitian Road

Futian District, Shenzhen, PR China 518026

Ladies and Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) to register 20,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of China Shouguan Mining Corporation, a Nevada corporation (the “Company”) subject to issuance from time to time in connection with awards granted under the China Shouguan Mining Corporation 2013 Equity Incentive Plan (together with the applicable forms of grant agreement, collectively, the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company, including its Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, minutes of directors’ and shareholders’ meetings, and such other documents (including the Plan) which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be originally issued under the Plan, when issued pursuant to, and in accordance with, the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to Nevada Revised Statutes and reported judicial decisions interpreting the foregoing, and I express no opinion with respect to any other laws. This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. I further confirm that I own 10,000 shares of the Company’s common stock.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton

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